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                                                                     EXHIBIT 2.3

                      PLAN AND AGREEMENT OF REORGANIZATION


       THIS PLAN AND AGREEMENT OF REORGANIZATION ("AGREEMENT"), dated December 10, 1999, by and among Trimark Incorporated, a California corporation ("TRIMARK"), Greg Darling and Richard Glover (individually a "SHAREHOLDER" and collectively the "SHAREHOLDERS"), and NHancement Technologies Inc., a Delaware corporation ("NHANCEMENT").


                             PLAN OF REORGANIZATION

       The reorganization (the "REORGANIZATION") will comprise, in general, the merger of Trimark with and into a wholly-owned subsidiary of NHancement to be named "NHancement Acquisition Corp." and incorporated following the date hereof under the laws of the State of California ("MERGER SUB"), and the issuance by NHancement to the Shareholders of shares of NHancement's authorized but unissued voting common stock (the "COMMON STOCK") in exchange for the cancellation of their shares of Trimark Common Stock, all upon and subject to the terms and conditions of the agreement hereinafter set forth. The parties intend that the Reorganization qualify as a tax-free reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"). The parties further intend for the Reorganization to qualify for accounting treatment as a tax-free reorganization.


                                    AGREEMENT

       In order to consummate the Reorganization, and in consideration of the representations and undertakings herein set forth, the parties agree as follows:

       1. THE MERGER. At the Effective Time (as defined in Section 1.1) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California Corporations Code (the "CCC"), Trimark shall be merged with and into Merger Sub, the separate existence of Trimark shall cease and Merger Sub shall continue as a surviving corporation and as a wholly-owned subsidiary of NHancement, the name of which shall, on the Effective Time, be changed to "Trimark Inc., dba Triad Marketing" (the "MERGER"). Merger Sub as the surviving corporation after the Merger is sometimes referred to as the "SURVIVING CORPORATION." The Merger shall be accomplished as follows:

              1.1 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 9, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but in no event later than five (5) days following satisfaction of the conditions set forth in Section 8, at the offices of Tomlinson Zisko Morosoli & Maser LLP, 200 Page Mill Road, Second Floor, Palo Alto, California 94306. At the Closing, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the California Secretary of State (the "CERTIFICATE OF MERGER")

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in accordance with the relevant provisions of the CCC. The date and time the
Merger becomes effective in accordance with the provisions of the CCC is the "EFFECTIVE TIME."

              1.2 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CCC.
Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Trimark and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Trimark and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

              1.3 ARTICLES OF INCORPORATION; BYLAWS. Unless otherwise determined by NHancement prior to the Effective Time, at the Effective Time, the Articles of Incorporation and Bylaws of Merger Sub shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

              1.4 DIRECTORS AND OFFICERS. The Directors of Merger Sub immediately prior to the Effective Time shall be the initial Directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

              1.5 MAXIMUM SHARES TO BE ISSUED. The maximum number of shares of NHancement Common Stock to be issued in exchange for the cancellation of all outstanding Trimark Capital Stock shall be Seven Hundred Fifty Thousand (750,000) shares and warrants (in the form attached as Exhibit "A") to purchase Two Hundred Fifty Thousand (250,000) shares of NHancement Common Stock at a warrant price equal to the then current fair market value at Closing (further subject to the Valuation Formula set forth in Section 4.2 below). Each share of Common Stock of Trimark (the "TRIMARK COMMON STOCK") issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive Seven Hundred Fifty (750) shares, and Warrants to purchase on additional Two Hundred Fifty (250) shares, of NHancement Common Stock upon surrender of the Certificate representing such shares of Trimark Common Stock in the manner provided in Section 1.7. From the date hereof until the Effective Time, Trimark agrees not to issue any additional shares of its Capital Stock (including any options, warrants, conversion privileges or other rights, commitments or agreements of any nature to purchase any such shares of Trimark Capital Stock). All of the shares of Merger Sub owned by NHancement immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares shall continue to evidence ownership of shares of capital stock of the Surviving Corporation. No fraction of a share, or a Warrant to purchase a fractional share, of NHancement Common Stock will be issued, but in lieu thereof, each holder of shares of Trimark

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Capital Stock who would otherwise be entitled to a fraction of a share of
NHancement Common Stock (after aggregating all fractional shares of NHancement Common Stock to be received by such holder) shall be entitled to receive from NHancement in the amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of NHancement Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the Closing, as reported on the NASDAQ National Market and, in the case of the Warrants, a Warrant rounded up to purchase the nearest whole share.

              1.6 DISSENTING SHARES. Prior to the execution and delivery of this Agreement by the parties, all of the holders of Trimark Capital Stock shall have irrevocably consented to and approved the Merger and no holders of any shares of Trimark Capital Stock shall be entitled to appraisal or dissenters' rights.

              1.7 SURRENDER OF CERTIFICATES. Prior to the Effective Time, NHancement shall designate its transfer agent to act as the exchange agent (the "EXCHANGE AGENT") in the Merger. Promptly after the Effective Time, NHancement shall make available to the Exchange Agent for exchange in accordance with this
Section 1.7, the aggregate number of shares, and warrants to purchase shares, of NHancement Common Stock issuable pursuant to Section 1.5 in exchange for all issued and outstanding shares of Trimark Capital Stock. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Trimark Capital Stock whose shares were converted and to the right to receive shares of NHancement Common Stock and Warrant pursuant to Section 1.5, (i) a letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and shall have such other provisions as NHancement may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of NHancement Common Stock and Warrants. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of NHancement Common Stock plus cash in lieu of fractional shares and Warrants in accordance with Section 1.5, to which such holder is entitled pursuant to Section 1.5, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Trimark Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of NHancement Common Stock and Warrants into which such shares of Trimark Capital Stock shall and been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.5.

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              1.8    TAX AND ACCOUNTING CONSEQUENCES.  It is intended by the
parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a tax free reorganization.

              1.9 FURTHER ACTION. If, at any time after the Effective Date, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, liabilities, properties, rights, privileges, powers and franchises of Trimark and Merger Sub, the officers and Directors of Trimark and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary actions.

       2. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. Each of the Shareholders, jointly and severally, represent and warrant to NHancement that all of the statements made below in this Section 2 are true and correct in all respects. These representations and warranties are subject to the exceptions set forth on attached Schedule 2 (the "SCHEDULE OF EXCEPTIONS"), specifically identifying the relevant Section hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder. The phrase "to the best knowledge of Trimark" shall, when included in a representation or warranty made by a Shareholder, means to the best knowledge of such Shareholder.

              2.1 ORGANIZATION AND STANDING. Trimark is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full power and authority to carry on its business as now conducted and as proposed to be conducted. Trimark is not required to be qualified as a foreign corporation in any jurisdiction; provided, however, that Trimark need not be qualified in any jurisdiction in which a failure to qualify would not have a material and adverse effect on its operations or financial condition.

              2.2 CAPITALIZATION. The authorized capital stock of Trimark consists of one million (1,000,000) shares of Common Stock, of which one thousand (1,000) shares are presently, and at the Effective Time will be, issued and outstanding. All of Trimark's issued and outstanding shares are owned beneficially and of record by the Shareholders in the amounts set forth on attached Schedule 2.2. All outstanding shares of Trimark Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Trimark or any agreement to which Trimark or either Shareholder is a party or by which it is bound. There are no options, warrants, calls, rights, conversion privileges, commitments or agreements of any character, written or oral, to which Trimark is party or by which it is bound obligating Trimark to issue, deliver, sell, repurchase or redeem, or caused to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Trimark.

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              2.3    SUBSIDIARIES.  Trimark has no subsidiaries or affiliated
companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association, joint venture, partnership or other business entity.

              2.4 CORPORATE AUTHORITY AND AUTHORIZATION. Trimark has all requisite, corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of Trimark, its officers, directors and Shareholder necessary for the authorization, execution, delivery and performance of this Agreement by Trimark and the performance of all of Trimark's obligations hereunder has been taken. As set forth in Section 1.6 above, all of the holders of Trimark Capital Stock have consented to and approved the Merger and no holders of any shares of Trimark Capital Stock are entitled to appraisal or dissenters' rights. This Agreement constitutes a valid and binding obligation of Trimark and the Shareholders, enforceable against Trimark and the Shareholders in accordance with its terms, except as the indemnification provisions of Section 7.7 hereof may be limited by principles of public policy and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

              2.5 GOVERNMENTAL CONSENT. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Trimark is required in connection with the valid execution and delivery of this Agreement, or the consummation of any transaction contemplated hereby.

              2.6    INTELLECTUAL PROPERTY.

                     2.6.1 Trimark possesses and has good, valid and marketable title, free and clear of all security interests, liens, claims, charges, encumbrances or any other defects in title of any nature whatsoever to, or has the valid, enforceable right to use (pursuant to written agreements, true and correct copies of which are listed on Schedule 2.6 and have been submitted to NHancement), all trademarks, trademark rights, trade names, trade name rights, licenses, franchises, service marks, patents, patent applications, copyrights, inventions, discoveries, improvements, processes, trade secrets, confidential or proprietary information, formulae, proprietary rights or data, shop rights, algorithms, technical data, ideas or know-how (collectively the "INTELLECTUAL PROPERTY") necessary to conduct its business as now being conducted or as proposed to be conducted, without conflict with or infringement upon any valid rights of others and the lack of which could adversely affect the operations or condition, financial or otherwise, of Trimark. Trimark (i) owns or has the right to use (and to make, use, sell, license and lease products incorporating or manufactured using), free and clear of all liens, claims and restrictions, all Intellectual Property used in the conduct of its business as now conducted or as proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing, and (ii) is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor

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of or other claimant to any patent, trademark, service mark, trade name, copyright, license or other right with respect to the use thereof in connection with the conduct of its business or otherwise. Trimark owns and has the unrestricted right to use all Intellectual Property required for or incident to the development, manufacture, operation and sale of all products and services sold or proposed to be sold by Trimark, free and clear of any rights, liens or claims of others, including, without limitation, former employers of all employees of Trimark. All of the foregoing rights to Intellectual Property will be owned and enjoyed by the Surviving Corporation following the Merger without the consent or approval of any third party and, following such Merger, the Surviving Corporation will possess and enjoy all of such rights to Intellectual Property as Trimark did immediately prior to such Merger.

                     2.6.2 Set forth in Schedule 2.6 is a complete listing of all software related in any fashion or manner whatsoever to the business of Trimark as now conducted or has proposed to be conducted (the "SOFTWARE"). All copies of the Software were, as of the Closing, in Trimark's possession and control, except for certain object code copies which then were in the possession of customers of Trimark. All such customers have entered into license agreements with Trimark that, to the best knowledge of Trimark, effectively protect Trimark's rights in and to all such Software. For purposes of this Section, the term "SOFTWARE" includes any set of instructions (including, without limitation, arithmetic, logical, data transfer, data manipulation and input/output) meant to run on, or to control the operation of, any computer, whether those instructions are a complete program, a collection of programs making up a subsystem or system or are merely subroutines or macroroutines meant to operate in conjunction with other software, and whether such instructions must be run through another computer program (commonly referenced as a "compiler") before being usable on a computer, whether such instructions must be used at execution time in conjunction with another computer program (commonly referenced as an "interpreter") or whether such instructions are in a form that can be run on a computer "as is" without additional programs.

                     2.6.3 The Software will not, due to a date change: (i) have any operational impediments, (ii) malfunction, (iii) cease to perform, (iv) generate incorrect or ambiguous data or results with respect to same-century and multi-century, Leap Year and other calendar formulas, functions and data or (v) produce incorrect or ambiguous results with respect to same-century and multi-century, Leap Year and other calendar formulas, functions, date values and date data interfaces. The Software is free from all computer "viruses" and other elicit code. The Software performs in all material respects in accordance with its specifications.

              2.7 MANUFACTURING RIGHTS. Trimark has not granted rights to manufacture or assemble its products to any other person or entity.

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              2.8    OFFICERS, DIRECTORS AND EMPLOYEES.

                     2.8.1 To the best knowledge of Trimark, no present or former officer, director or employee of Trimark is a party to or is otherwise bound by any agreement or arrangement (including any agreement of noncompetition) that in any way adversely affects his or her performance of his or her duties as an officer, director or employee of Trimark or Trimark's ability to conduct its business. Trimark has established appropriate policies and procedures to ensure no officer, director or other employee of Trimark misuses confidential information or trade secrets of others in the course of their employment or other relationship with Trimark. Trimark is not a party to any labor agreements, employment contracts, consulting agreements or any other instruments which limit the rights of Trimark to terminate the employment or other relationship with a particular individual at will. Trimark is not aware that any officer, director or key employee, or that any group of officers, directors or key employees, would not continue their employment with NHancement on the same terms as previously employed by Trimark.

                     2.8.2 Trimark: (i) is not bound by or subject to any collective bargaining agreement with respect to any of its employees nor has any labor union requested or, to the best knowledge of Trimark, sought to represent any of the employees, representatives or agents of Trimark, (ii) does not have any current labor problems or disputes, pending or threatened, (iii) does not have in effect any "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) or employee benefit or similar plans qualified under Section 401 of the Internal Revenue Code of 1986, as amended, and (iv) does not maintain, has not in the past maintained and is not and has not been a contributor to any multi-employer plan or single employer plan, as defined in Section 4001 of the Employee Retirement Income Security Act of 1974, as amended, for the employees of Trimark or any trade or business (whether or not incorporated) which, together with Trimark, would be deemed to be a "single employer" within the meaning of such Section 4001. Trimark has complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and payment of Social Security and other taxes.

              2.9 CERTAIN TRANSACTIONS. Except as set forth in schedule 2.0, Trimark is not indebted, directly or indirectly, to any of its officers, directors or Shareholder, or to their respective affiliates, spouses or children, in any amount whatsoever, except for salaries and fees accrued in the ordinary course of business; none of said officers, directors or, to the best knowledge of Trimark, either Shareholder, or any of their affiliates or members of their immediate families, are indebted to Trimark or have any direct or indirect ownership interest in any firm or corporation with which Trimark is affiliated or with which Trimark has a business relationship, or any firm or corporation which competes with Trimark (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded). No officer, director or shareholder, or any affiliate or member of their immediate families, is, directly or indirectly, interested in any material contract with Trimark.

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              2.10   COMPLIANCE WITH OTHER INSTRUMENTS, NONE BURDENSOME, ETC.
Trimark is not in violation of any term of its Articles of Incorporation or Bylaws, as amended and in effect on and as of the Closing. Trimark is not in violation in any respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to it where such violation would adversely affect Trimark, its operations or financial condition. The execution, delivery and performance of and compliance with this Agreement have not resulted and will not result in any violation of or conflict with, or constitute a material default under, any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to it, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Trimark; and there is no such term or provision which adversely affects Trimark, its operations or financial condition as presently conducted or as contemplated to be conducted. Trimark and, to the best knowledge of Trimark, its officers, directors and key employees, are not parties to any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, decree or order restricting its ability to enter or compete in any line of business or market.

              2.11   MATERIAL CONTRACTS AND OBLIGATIONS.

                     2.11.1 Included in the Schedule 2.11 is a list of all agreements, contracts and other obligations to which Trimark is a party or by which it is bound that are material to the operation of its business and properties, which: (i) provide for aggregate payments to or by Trimark in excess of Ten Thousand Dollars ($10,000), (ii) obligate Trimark to share, license or develop any product or technology, (iii) appoint distributors, dealers or sublicensees of Trimark's products, which agreements cannot be terminated on thirty (30) days' notice or less or (iv) involve transactions or proposed transactions between Trimark and its officers, directors, affiliates or any affiliate thereof. Copies of such agreements and contracts and documentation evidencing such other obligations have been delivered to NHancement. All of such agreements and contracts are valid, binding and in full force and effect in all material respects, assuming due execution by the other parties to such agreements and contracts. There is no pending or threatened dispute or disagreement, and there have been no events which may give rise to any dispute or disagreement, between Trimark and any of the clients or customers of Trimark, or any other person having a business relationship with Trimark, which dispute or disagreement, if resolved unfavorably to Trimark, would have a materially adverse effect on Trimark's operations or financial condition. No significant client or customer of Trimark, or any other significant person having a business relationship with Trimark, has indicated that it presently contemplates terminating its business relationship with Trimark.

                     2.11.2 All open orders, licenses and contracts for Trimark's products and services can be fulfilled by Trimark within its current capacity, in accordance with the terms thereof, and the fulfillment thereof will not result in material losses or material warranty or other liabilities to the Surviving Corporation. Section 2.11 sets forth a summary of Trimark's backlog

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(including deferred revenue recorded on Trimark financials), which included the total backlog as of the date of this Agreement reflected and written agreements and a monthly breakdown of the expected shipment dates for the orders represented by such backlog. All orders reflected in such backlog are evidenced by written purchase orders or contracts. All such orders or contracts are firm, fixed, committed and non-cancelable. To the best of its knowledge, Trimark will collect the revenue from such orders and contracts in accordance with the terms of their respective purchase orders or contracts, including, without limitation, receiving payment in accordance with the deadline set forth therein.

              2.12 HAZARDOUS WASTE DISPOSAL. To the best knowledge of Trimark, Trimark has materially complied with all laws regulating the discharge and disposal of hazardous waste, the violation of which would have a material, adverse effect on the operations or financial condition of Trimark, including, but not limited to:

                     2.12.1 Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Sections 9601, et seq.;

                     2.12.2 Resource Conservation and Recovery Act, 42 USC Sections 6901, et seq.;

                     2.12.3 Toxic Substances Control Act, 15 USC Sections 2601, et seq.;

                     2.12.4 California Hazardous Substances Information and Training Act, California Labor Code Sections 6360, et seq.;

                     2.12.5 California Hazardous Waste Act, California Health & Safety Code Sections 25100, et seq.;

                     2.12.6 California Hazardous Substances Act, California Health & Safety Code Sections 28740, et seq.; and

                     2.12.7 California Safe Drinking Water and Toxic Enforcement Act of 1986, California Health & Safety Code Sections 25249.5, et seq.

              2.13 LICENSES AND PERMITS. Included in the Schedule 2.13 is a complete and accurate list of all of the licenses, permits, authorizations and franchises issued to, possessed by, used by or otherwise in effect with respect to the business of Trimark. Trimark has delivered to NHancement complete and accurate copies of all of the licenses, permits, authorizations and franchises identified in said Schedule. All of the licenses, permits, authorizations and franchises identified are valid and in full force and effect. Said licenses, permits, authorizations and franchises constitute all of the licenses, permits, authorizations and franchises required to permit Trimark to conduct its business in the manner in which it is now being conducted, and Trimark is

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not in violation or breach of any of the terms, requirements or conditions of any of said licenses, permits, authorizations or franchises.

              2.14   LITIGATION, ETC. Except as set forth in schedule 2.0.
There are no actions, suits, proceedings or investigations pending against Trimark or, to the best knowledge of Trimark, any of its officers, directors or employees or its properties, before any court or governmental agency (nor, to the best knowledge of Trimark, is there any reasonable basis therefor or threat thereof), which, either in any case or in the aggregate, might result in any material adverse change in the business or financial condition of Trimark, or in any material impairment of the right or ability of Trimark to carry on its business as now conducted or as proposed to be conducted or in any material liability on the part of Trimark, or any change in the current equity ownership of Trimark, and none which questions the validity of this Agreement or any action taken or to be taken in connection herewith. The foregoing includes, without limiting its generality, actions pending or threatened (or any basis therefor known to Trimark) involving the prior employment of any of Trimark's employees, their use in connection with Trimark's business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

              2.15 CRIMINAL INVESTIGATIONS AND ACTIVITIES. Trimark, its past and present officers and directors and the Shareholder: (i) have never been convicted of a felony, (ii) have not been named as a defendant in a pending criminal proceeding involving a felony, and (iii) are not now or ever have been the subject of any governmental decree or order prohibiting it or any of them from engaging in certain business activities. There is no pending criminal investigation of any nature whatsoever into the activities of Trimark, its officers, directors and Shareholder. Trimark has fully complied with the provisions of the United States Export Administration Act and all rules and regulations promulgated thereunder.

              2.16 MATERIAL LIABILITIES. Trimark has no liabilities which are, individually or in the aggregate, material to the financial condition or operating results of Trimark which have not been disclosed on Schedule 2.16 and schedule 2.0.

              2.17 TRIMARK FINANCIAL STATEMENTS. Schedule 2.17 sets forth Trimark's unaudited balance sheets as of December 31, 1998 and November 30,1999 (the "BALANCE SHEETS") and the related unaudited statements of operations, stockholders' equity and cash flows for the years then ended and the Company's unaudited balance sheets dated as of November 30, 1999 and the unaudited statements of operations for the period then ended (all of the foregoing collectively the "TRIMARK FINANCIALS"). The Trimark Financials have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods presented except that the unaudited Trimark Financials do not contain the footnotes required by GAAP and are subject to normal year-end adjustments which will not be material individually or in the aggregate. The Trimark Financials fairly present the financial position of Trimark as of their dates and results of operations for the periods there ended. Except as set forth in the Trimark

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Financials, Trimark does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate has not arisen in the ordinary course of Trimark's business since the unaudited Trimark Financials, in all cases consistent with past practices and amounts.

              2.18   TAX AND OTHER RETURNS AND REPORTS.

                     2.18.1 DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or, collectively, "TAXES", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                     2.18.2 TAX RETURNS AND AUDITS.  Except as set forth in
Schedule 2.18:

                            2.18.2.1      Trimark as of the Effective Time will
have prepared and filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") required to be filed by such date relating to any and all Taxes concerning or attributable to Trimark or its operations and such Returns are or will be true and correct and have been completed in accordance with applicable law.

                            2.18.2.2      Trimark as of the Effective Time: (a)
will have paid or accrued all Taxes it is required to pay or accrue and (b) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                            2.18.2.3      Trimark has not been delinquent in the
payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Trimark, nor has Trimark executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                            2.18.2.4      No audit or other examination of any
Return of Trimark is presently in progress, nor has Trimark been notified of any request for such an audit or other examination.

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Trimark Inc./ NHancement Technologies Inc.
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Page 12


                            2.18.2.5      Trimark does not have any liabilities
for unpaid federal, state, local or foreign Taxes which have not been accrued or reserved against on the Trimark Financials, whether asserted or unasserted, contingent or otherwise, and Trimark has no knowledge of any basis for the assertion of any such liability attributable to Trimark, its assets or operations.

                            2.18.2.6      Trimark has provided to NHancement
copies of all federal and state income and all state sales and use Tax Returns filed to date for all periods since the date of Trimark's incorporation.

                            2.18.2.7      There are (and as of immediately
following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") on the assets of Trimark relating to or attributable to Taxes except liens for current taxes not yet delinquent.

                            2.18.2.8      Trimark has no knowledge of any basis
for the assertion of any claims relating or attributable to Taxes which, if adversely determined, would result in any Lien on the asserts of Trimark.

                            2.18.2.9      None of Trimark's assets are treated
as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                            2.18.2.10     As of the Effective Time, there will
not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Trimark that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

                            2.18.2.11     Trimark has not filed any consent
agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Trimark.

                            2.18.2.12     Trimark is not a party to a tax
sharing or allocation agreement nor does Trimark owe any amount under any such agreement.

                            2.18.2.13     Trimark is not, and has not been at
any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                            2.18.2.14     Trimark has not agreed to and is not
required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by

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Trimark Inc./ NHancement Technologies Inc.
Plan & Agreement of Reorganization
Page 13


reason of any change in any accounting method, and there is no application by Trimark pending with any taxing authority requesting permission for any changes in any accounting method of Trimark. No taxing agency (domestic or foreign) has proposed any adjustment or change in Trimark's method of accounting for tax purposes.

              2.19 TITLE. Except as set forth in schedule 2.0. Trimark has good and marketable title to all of its assets and properties (both tangible and intangible). Such assets and properties (both tangible and intangible) are not subject to any security interests, liens, mortgages, pledges, encumbrances or charges of any kind.

              2.20 CHANGE OF CONTROL. There is no plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees, officers and directors of Trimark as a result of or in connection with the Merger.

              2.21 BROKER'S FEES. Trimark has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

              2.22 DISCLOSURE. Trimark has fully provided NHancement with all of the information which NHancement has requested for deciding whether to enter into the Reorganization hereunder and all information reasonably necessary to enable NHancement to make such decision. This Agreement, the Trimark Financials, and any written statement or certificate furnished to NHancement pursuant to this Agreement in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact nor omit to state a material fact necessary to make the statements made not misleading.

              2.23 TAX TREATMENT OF TRANSACTION. Trimark, to the best of its knowledge and based upon consultation with its independent advisors, has not taken or agreed to take any action, and is not aware of any condition that (without giving effect to any action taken or agreed to be taken by Trimark), would effect the ability of the parties hereto to report the business combination to be effected by the Merger as a tax-free reorganization within the meaning of Section 368 of the Code.

       3. REPRESENTATIONS AND WARRANTIES OF NHANCEMENT. NHancement represents and warrants to the Shareholders that:

              3.1 CORPORATE STATUS. NHancement is a corporation duly organized and existing under the laws of Delaware, with an authorized, issued and outstanding capital stock as set forth in the 1934 Act documents in defined
Section 3.4 below.

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Trimark Inc./ NHancement Technologies Inc.
Plan & Agreement of Reorganization
Page 14


              3.2 CORPORATE AUTHORITY AND AUTHORIZATION. NHancement has the corporate right and authority to issue and deliver the NHancement Common Stock and Warrants required to be issued hereunder to Trimark; and such shares and Warrants when delivered at or after the Closing will be fully paid and nonassessable. All corporate action on the part of NHancement necessary for the authorization, execution, delivery and performance of this Agreement by NHancement and the performance of all of NHancement's obligations hereunder has been taken. This Agreement constitutes a valid and binding obligation of NHancement, and enforceable against NHancement in accordance with its terms, except of the indemnification provisions of Section 7.7 hereof may be limited by principals of public policy and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

              3.3 GOVERNMENTAL CONSENT. No consent, approval or authorization or designation, declaration or filing with any governmental authority on the part of NHancement is required in connection with the valid execution and delivery of this Agreement, or of the consummation of any other transaction contemplated hereby except as specifically referenced in the Agreement.

              3.4 1934 ACT DOCUMENTS. NHancement has delivered to Trimark and the Shareholders a copy of its Form 10-K for the fiscal year ending September 30, 1998 and its Form 10-Q for the quarter ending June 30, 1999 (the "1934 ACT DOCUMENTS") filed with the SEC by NHancement pursuant to the Securities Exchange Act of 1934 (the "1934 ACT"). None of the 1934 Documents, when taken together, contain any untrue statement of the material fact or omit to state a material fact necessary to make the statements made not misleading.

              3.5 BROKER'S FEES. NHancement has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

       4. ADDITIONAL AGREEMENTS. NHancement, Trimark and the Shareholders further agree as follows:

              4.1 TAX ACCOUNTING. Neither NHancement nor Trimark has taken nor shall take any action which reasonably would be expected to jeopardize the tax-free nature of the reorganization hereunder.

              4.2 SUBSEQUENT ADJUSTMENT. In the event that the average closing price of a share of NHancement Common Stock as reported on the Nasdaq SmallCap Market for the five (5) consecutive trading days ending on the trading day immediately prior to the first anniversary and second anniversary of the Closing (the "VALUATION FORMULA") is then less than $4.00 per share (as presently constituted and subject to appropriate adjustment for stock splits, combinations, dividends and the like), NHancement shall provide to the Shareholders, in proportion to their respective

Trimark Inc./ NHancement Technologies Inc.
Plan & Agreement of Reorganization
Page 15


proportionate interests in Trimark at the Closing, at NHancement's option, either (i) cash in the aggregate amount of the Adjustment Amount, (ii) shares of NHancement's restricted Common Stock then valued in accordance with the Valuation Formula in aggregate value equal to the Adjustment Amount or (iii) some combination of (i) and (ii). For purposes of this Section, at the first anniversary the term "ADJUSTMENT AMOUNT" shall mean one half of the unregistered shares plus those registered shares still owned by the Shareholders (as presently constituted and subject to appropriate adjustment for stock splits, combinations, dividends and the like) multiplied by the lesser of (a) $4.00 minus the then current fair market value of a share of NHancement's Common Stock determined in accordance with the Valuation Formula or (b) $2.50 (i.e. $4.00 - $1.50). By way of illustration, if at the first anniversary date the Shareholders had a total of five hundred thousand (500,000) registered and unregistered shares and the value of a share of NHancement Common Stock calculated pursuant to the Valuation Formula was then $1.50 per share, the Shareholders as a group would be entitled to $1,250,000 in cash or in shares of NHancement Common Stock (then valued in accordance with the Valuation Formula) or some combination of cash and shares allocated between them in accordance with their proportionate interests in Trimark at the Closing. In other words, the Shareholders as a group would be entitled to, in this example, the differential in value between $4.00 and $1.50 (or $2.50) multiplied by 500,000 shares in accordance with the foregoing. ). For purposes of this Section, at the second anniversary the term "ADJUSTMENT AMOUNT" shall mean two hundred and fifty thousand (250,000) unregistered shares owned by the Shareholders (as presently constituted and subject to appropriate adjustment for stock splits, combinations, dividends and the like) multiplied by the lesser of (a) $4.00 minus the then current fair market value of a share of NHancement's Common Stock determined in accordance with the Valuation Formula or (b) $2.50 (i.e. $4.00 - $1.50) By way of illustration, at the second anniversary date the Shareholders have a total of 250,000 unregistered shares and if the value of a share of NHancement Common Stock calculated pursuant to the Valuation Formula was then $1.50 per share, the Shareholders as a group would be entitled to $625,000 in cash or in shares of NHancement Common Stock (then valued in accordance with the Valuation Formula) or some combination of cash and shares allocated between them in accordance with their proportionate interests in Trimark at the Closing. In other words, the Shareholders as a group would be entitled to, in this example, the differential in value between $4.00 and $1.50 (or $2.50) multiplied by 250,000 shares in accordance with the foregoing. All shares of NHancement Common Stock issued pursuant to this section shall be "restricted securities" for purposes of federal and state securities laws and may not be resold or transferred by the Shareholders except in compliance with such laws. Each of the Shareholders shall execute and deliver to NHancement an investment representation letter with respect to such shares in usual and customary form.

       5. SURVIVAL OF REPRESENTATIONS, WARRANTIES; INDEMNITY. The respective representations and warranties given by NHancement, Trimark and the Shareholders contained herein shall remain effective against their respective successors, heirs and assigns and shall survive the Closing. NHancement shall indemnify and hold Trimark and the Shareholders harmless from any damage, claim, liability or expense, including reasonable attorneys' fees, arising out of the breach of any representation or warranty or the nonfulfillment of any agreement contained herein,

Trimark Inc./ NHancement Technologies Inc.
Plan & Agreement of Reorganization
Page 16


or in any certificate to be delivered at the Closing, by NHancement. Trimark and each of the Shareholders shall, jointly and severally, indemnify and hold NHancement harmless from any damage, claim, liability or expense, including reasonable attorneys' fees, arising out of the breach of any representation or warranty or the nonfulfillment of any agreement contained herein, or in any certificate to be delivered at the Closing, by Trimark or the Shareholder.

       6. SECURITIES LAWS MATTERS. Because of the exemptions from the registration requirements of the Securities Act of 1933 (the "ACT") and from the qualification requirements of the California Corporate Securities Law of 1968 (the "LAW") relied upon by NHancement in issuing the shares of NHancement Common Stock under Section 1 above (the "SECURITIES"), the Shareholders represent and warrant that they:

              6.1 Are aware that such Securities are highly speculative and that there can be no assurance as to what return, if any, there may be.

              6.2 Are aware of NHancement's business affairs and financial condition and have acquired sufficient information about NHancement to reach an informed and knowledgeable decision to acquire such Securities.

              6.3 Are each acquiring such Securities for investment FOR HIS OR HER OWN ACCOUNT ONLY and not with a view to, or for sale in connection with, any "distribution" thereof within the meaning of the Act or the Law (except that shares of Registrable Stock may be resold pursuant to and on the effectiveness of the S-3 Registration Statement referred to in Section 7 below (the "S-3").

              6.4 Except for shares of Registrable Stock registered under the S-3, understand that such Securities have not been registered under the Act or qualified under the Law by reason of specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Shareholders' investment intent as expressed herein. In this connection, the Shareholders understand that, in the view of the SEC, the statutory basis for one exemption from the Act may not be present if their representations mean that their present intentions are to hold such shares for a minimum capital gains period under the tax statutes, for a deferred sale, for a market rise, for a sale if the market does not rise, or for a year or any other fixed period in the future.

              6.5 Except for shares of Registrable Stock registered under the S-3, further understand that such Securities must be held indefinitely unless subsequently registered under the Act and qualified under the Law or an exemption from such registration and such qualification is available, and that, except as set forth in Section 7 below, NHancement is under no obligation to effect such registration or qualification or to assure the availability of any such exemption.

Trimark Inc./ NHancement Technologies Inc.
Plan & Agreement of Reorganization
Page 17


              6.6 Are aware of Rule 144 promulgated under the Act which permits limited public resale of the Securities if it is acquired in a non-public offering subject to the satisfaction of certain conditions, including, among other things: the availability of certain public information about the NHancement, the resale occurring not less than one (1) year after he or she purchased and completed payment for the Securities to be sold, the sale being made on the public market through a broker in an unsolicited "broker's transaction" or to a "market maker" and the amount of the Securities sold during any three-month period not exceeding specified limitations (generally, one percent (1%) of all Common Stock outstanding); except that such conditions need not be met by a person who is not an affiliate of the NHancement at the time of sale and has not been an affiliate for the preceding three (3) months, if the Securities to be sold have been beneficially owned by such person for at least two (2) years prior to their sale. The Common Stock may not be publicly traded or NHancement may not be satisfying the current public information requirements of Rule 144 at the time Trimark or a Shareholder wishes to sell the Securities; and thus, they may be precluded from selling the Securities under Rule 144 even though the minimum holding period may have been satisfied.

              6.7 Further understand that in the event the requirements of Rule 144 are not met, registration under the Act, compliance with Regulation A or some other registration exemption will be required for any disposition of the Securities; and that, although Rule 144 is not exclusive, the Commission has expressed its opinion that persons proposing to sell private placement Securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in such transactions do so at their own risk.

              6.8 Except for shares of Registrable Stock registered under the S-3, understand that the certificates evidencing the Securities will be imprinted with legends in substantially the following form:

       "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT FOR THE SHAREHOLDERS OWN ACCOUNT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SALE OR OTHER DISPOSITION OF SUCH SHARES MAY BE EFFECTED WITHOUT THE (1) REGISTRATION OF SUCH SALE OR DISPOSITION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND (2) QUALIFICATION OF SUCH SALE OR DISPOSITION UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968, AS AMENDED, OR WITHOUT AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED."

Trimark Inc./ NHancement Technologies Inc.
Plan & Agreement of Reorganization
Page 18


       7. RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; REGISTRATION RIGHTS; COMPLIANCE WITH SECURITIES ACT.

              7.1 RESTRICTIONS ON TRANSFERABILITY. The Securities shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 7.

              7.2 CERTAIN DEFINITIONS. As used in this Section 7, the following terms shall have the following respective meanings:

                     7.2.1 "REGISTRABLE SECURITIES" shall mean Two Hundred Fifty Thousand (250,000) shares of the Securities as so designated by the Shareholders jointly in writing to NHancement and any Common Stock of NHancement issued as a dividend or other distribution with respect to or in exchange for replacement of any such shares.

                     7.2.2 The terms "REGISTER," "REGISTERED" and "REGISTRATION" shall refer to a registration effected by preparing and filing an S-3 Registration Statement in compliance with the Act, and the declaration or ordering of the effectiveness of such registration statement. Such terms shall also include an undertaking to file all required pre and post-effective amendments to such registration statement and the preparation, filing and declaration or ordering of the effectiveness of appropriate applications for the qualification or registration of securities pursuant to applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Act and any other governmental requirements or regulations necessary to permit the lawful offer and sale of Registrable Securities in the United States of America.

                     7.2.3 "REGISTRATION EXPENSES" shall mean all expenses incurred by Trimark in complying with Section 7.3, including, without limitation, all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for NHancement.

                     7.2.4 "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

                     7.2.5 "HOLDER" shall mean any Shareholder so long as such Shareholder holds outstanding Registrable Securities.

              7.3    REGISTRATION ON FORM S-3.

                     7.3.1 NHancement shall use its best efforts to qualify for registration on Form S-3 (or successor forms); and, to that end, NHancement shall comply with the reporting requirements of the 1934 Act. NHancement will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 (or successor form) as soon as practicable but in no event later than six (6) months following the Closing.

Trimark Inc./ NHancement Technologies Inc.
Plan & Agreement of Reorganization
Page 19


              7.4 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 7.3 shall be borne by NHancement. All Selling Expenses related to securities registered by the Holders shall be borne by the Holders.

              7.5 REGISTRATION PROCEDURES. In the case of the registration effected by NHancement pursuant to this Section 7, NHancement will keep each Holder advised in writing as to the initiation of such registration, qualification and compliance and as to the completion thereof. At its expense NHancement shall:

                     7.5.1 Keep such registration effective for a period of one hundred eighty (180) days, or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever shall occur first; and

                     7.5.2 Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request.

              7.6 DELAY OF REGISTRATION. No Holder shall have any right to take any action to restrain, enjoin or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 7.

              7.7 INDEMNIFICATION. In the event any Registrable Securities shall be included in a registration statement pursuant to this Section 7:

                     7.7.1 To the extent permitted by law, NHancement will indemnify and hold harmless each Holder requesting or joining in a registration and each person, if any, who controls such Holder within the meaning of the Act against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or arise out of any violation by NHancement of any rule or regulation promulgated under the Act or any other applicable law, rule or regulation applicable to NHancement and relating to action or inaction required of NHancement in connection with any such registration; and will reimburse each such Holder or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7.7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of NHancement (which consent shall not be unreasonably withheld) nor shall NHancement be liable in any such case for any such loss, claim,

Trimark Inc./ NHancement Technologies Inc.
Plan & Agreement of Reorganization
Page 20


damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with information furnished expressly for use in connection with such registration by any such Holder or controlling person seeking the indemnification.

                     7.7.2 To the extent permitted by law, each Holder requesting or joining in the registration will indemnify and hold harmless NHancement, each of its directors, each of its officers who have signed the registration statement and each person, if any, who controls NHancement within the meaning of the Act and each other such Holder against any losses, claims, damages or liabilities to which NHancement or any such director, officer, controlling person or other Holder may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus or amendments or supplements thereto, in reliance upon and in conformity with information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by NHancement or any such director, officer, controlling person or other Holder in connection with investigating or defending such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7.7.3 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld), and provided, further, that the liability of each Holder to reimburse legal or other expenses pursuant to this Section shall, in each case, be limited to the total dollar amount received by such Holder for the securities sold pursuant to such registration by that Holder.

                     7.7.3 Promptly after receipt by an indemnified party under this Section 7.7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to notify an indemnifying party promptly of the commencement of any such action, if materially prejudicial to such indemnifying party's ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section, but the omission to so notify the indemnifying party will not relieve such

Trimark Inc./ NHancement Technologies Inc.
Plan & Agreement of Reorganization
Page 21


indemnifying party of any liability that such indemnifying party may have to any indemnified party otherwise than under this Section.

              7.8 REPORTS UNDER THE 1934 ACT. With a view to making available to the Holders the benefits of certain rules and regulations promulgated by the SEC that may permit the Holders to sell shares of NHancement's stock to the public without registration, NHancement agrees to:

                     7.8.1 Make and keep adequate current public information available, as those terms are understood and defined in Rule 144, at all times subsequent to the Closing; and

                     7.8.2 Furnish to any Holder forthwith upon request, so long as such Holder shall own any Registrable Securities, a written statement by NHancement that it has complied with the reporting requirements of Rule 144, and of the Act and the 1934 Act, a copy of the most recent annual or quarterly report of NHancement, and such other reports and documents so filed by NHancement as may be reasonably requested in availing the Holder of any rule or regulation promulgated by the Commission that allows the selling of any such securities without registration.

              7.9 LOCKUP AGREEMENT. In consideration for NHancement's agreeing to its obligations under this Agreement and to ensure compliance with the Act, each Shareholder agrees not to sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of (i) any shares of the Securities (other than Registrable Securities registered and sold under a then effective S-3) for a one (1) year period following the Closing and (ii) one-half (1/2) of such shares of the stock for an additional one (1) year period following the first anniversary date of the Closing. All subsequent transferees or assignees of the shares of Stock must agree in writing to the provisions set forth in this Section 7.9 a precondition to any such transfer or assignment. Following the expiration of any such lock-up, shares of such Securities may be resold by the Shareholders only in compliance with all applicable federal and state securities laws.

              7.10 ASSIGNMENT OF REGISTRATION RIGHTS. With the exception of a spouse or immediate family member of Shareholder, the rights hereby granted to the Holders to cause NHancement to register securities under Section 7.3 above may not be assigned, in whole or in part, to any transferee or assignee of Registrable Securities.

              7.11 TERMINATION OF REGISTRATION RIGHTS. In lieu of registering the Registrable Securities pursuant to this Section 7 and upon mutual agreement between NHancement and Shareholders, NHancement shall have the right, to terminate its obligations to effect such registration by irrevocably offering to purchase all of such Registrable Securities on the third (3rd) month anniversary date of the Closing at a purchase price equal to the then current fair market value determined in accordance with the Valuation Formula, but in no event less than $1.50 per share (as presently constituted and subject to appropriate adjustment for stock splits, combinations,

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dividends and the like). In the event NHancement so elects to terminate such registration rights, NHancement shall provide the Holders with written notice thereof at least ten (10) days prior to such third (3rd) month anniversary date and the Holders shall then have the option, exercisable by written notice to NHancement within ten (10) days following receipt of NHancement's notice to elect to have all or any portion of such Registrable Securities repurchased at such purchase price. Such repurchase shall occur within twenty (20) days following receipt by NHancement of written acceptance by such Holders. In the event the Holders decline to accept such offer with respect to all or any portion of the Registrable Securities, the registration rights granted hereby shall nevertheless terminate.

       8.     CONDITIONS TO THE MERGER.

              8.1 CONDITIONS TO OBLIGATIONS OF EACH TO PARTY TO AFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                     8.1.1 NHANCEMENT BOARD APPROVAL. This Agreement and the Merger shall have been approved and adopted by the Board of Directors of NHancement.

                     8.1.2 NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restrain or prohibition preventing the consummation of the Merger shall be in effect. No litigation challenging the legality of the transactions contemplated by this Agreement shall be pending or overtly threatened.

              8.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF NHANCEMENT AND MERGER SUB. The obligations of NHancement and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by NHancement and Merger
Sub:

                     8.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Trimark and the Shareholders contained in this Agreement shall have been true and correct in all material respects when made and shall continue to be true and correct in all material respects as of the Effective Time except for changes contemplated by this Agreement, and NHancement shall have received a certificate to such effect signed by Trimark and the Shareholders.

                     8.2.2. AGREEMENTS AND COVENANTS. Trimark and the Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective

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Page 23


Time, and NHancement shall have received a certificate to such effect signed by Trimark and the Shareholders.

                     8.2.3 MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition or results of operation of Trimark since the date of this Agreement.

              8.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF TRIMARK AND SHAREHOLDERS. The obligations of Trimark and Shareholders to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Trimark and the
Shareholders:

                     8.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of NHancement contained in this Agreement shall have been true and correct in all material respects when made and shall continue to be true and correct in all material respects as of the Effective Time, and Trimark and the Shareholders shall have received a certificate to such effect signed by NHancement.

                     8.3.2 AGREEMENTS AND COVENANTS. NHancement shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Trimark and the Shareholders shall have received a certificate to such effect signed by NHancement.

                     8.3.3 MATERIAL ADVERSE CHANGE. There shall not occurred any material adverse change in the business, assets (including intangible assets), financial condition or results of operation of NHancement since the date of this Agreement. For purposes of this condition, a reduction in the trading price of NHancement's Common Stock as quoted by NASDAQ shall not constitute a material adverse change.

       9.     TERMINATION, AMENDMENT AND WAIVER.

              9.1 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                     9.1.1  By the mutual consent of NHancement and Trimark;

                     9.1.2 By NHancement or Trimark if (i) the condition specified in Section 8.1.1 shall not have been satisfied by December 11, 1999,
(ii) the Effective Time has not occurred by January 31, 2000 (provided that the right to terminate this Agreement under this Section shall not be available to any party whose willful failure to fulfil any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such

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date); (iii) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger or (iv) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make the consummation of the Merger illegal;

                     9.1.3 By NHancement (if it is not a material breach of its obligations under this Agreement) if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Trimark or the Shareholders or a material adverse change in the financial condition of Trimark as set forth in Section 8.2.3.

                     9.1.4 By Trimark and Shareholders (if they are not in breach of their obligations under this Agreement) if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of NHancement or a material adverse change in the financial condition of NHancement as set forth in Section 8.3.3.

              9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of NHancement, Merger Sub, Trimark or the Shareholders, or their respective officers, directors or stockholders.

              9.3 EXTENSION; WAIVER. At any time prior to the Effective Time, NHancement and Merger Sub, on the one hand, and the Company and the Shareholders, on the other, may (i) extend the time for the performance of any of the obligations of the other party(s) hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance of any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of party hereto to any such extension or waiver shall be valid only if set forth in an instrument and writing signed on behalf of such party.
       10. EXPENSES. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement. Except, NHancement agrees to pay Trimark's attorney expenses not to exceed $10,000.

       11. SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

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       12.    ENTIRE AGREEMENT.  This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

       13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

       14. FINDER'S FEES. Each party agrees to indemnify and to hold harmless all other parties from any liability for any commission or compensation in the nature of a brokerage or finders' fee or agents' commission or any similar charge (and the costs and expenses of defending against such liability or asserted liability) for which such indemnifying party, its employees, agents or representatives is responsible.

       15. OTHER REMEDIES. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

       16. AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or succeeding breach or default.

       17. SURVIVAL OF AGREEMENTS. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

       18. NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

       19. ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal).

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Trimark Inc./ NHancement Technologies Inc.
Plan & Agreement of Reorganization
Page 26


       20. NOTICES. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States certified mail, postage prepaid, addressed as follows:

              If to Trimark:       Trimark Inc.
                                   d.b.a. Triad Marketing
                                   4725 Mercury Street, Suite 210
                                   San Diego, CA  92111-2125

              If to a Shareholder: Trimark Inc.
                                   d.b.a. Triad Marketing
                                   4725 Mercury Street, Suite 210
                                   San Diego, CA  92111-2125

              If to NHancement:    NHancement Technologies Inc.
                                   6663 Owens Drive
                                   Pleasanton, CA  94588

              If to NHancement,    William E. Zisko, Esq.
              with a copy to:      Tomlinson Zisko Morosoli & Maser LLP
                                   200 Page Mill Road, Second Floor
                                   Palo Alto, California  94306

       Such communications shall be effective when they are received by the addressee thereof; but if sent by certified mail in the manner set forth above, they shall be effective five (5) days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

       21.    TIME.  Time is of the essence of this Agreement.

       22. CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. A reference in this Agreement to any Section shall include a reference to every Section the number of which begins with the number of the Sections to which reference is specifically made (e.g., a reference to Section 5.8 shall include a reference to Sections 5.8.1 and 5.8.2.1). The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

       23. NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is

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Page 27


by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

       24. FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party, to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

       25. ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended nor shall be interpreted to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, or partner of any party hereto or any other person; unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

       26. EXECUTION OF DOCUMENTS. At any time and from time to time after the Closing, the Shareholders will execute and deliver to NHancement such further conveyances, assignments and other written assurances as NHancement shall reasonably request in order to consummate the Merger.

       27. PARTIES IN INTEREST. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation other than the parties hereto any rights or remedies under or by reason hereof.

       28. BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

       29. GOVERNING LAW. It is the intention of the parties hereto that the internal laws of the State of California, U.S.A. (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

       30. COMPLETENESS OF AGREEMENT. This Agreement and the other agreements entered into among the parties on even date herewith contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and there are no prior or contemporaneous agreements other than are in writing signed by the parties which alter or modify this written instrument. It is intended by the parties that this Agreement supercede all oral or

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Page 28


contemporaneous agreements other than those signed by the parties mentioned above. This Agreement constitutes the final, complete and exclusive embodiment of the parties' agreement.

       31. NEGOTIATED AGREEMENT. This Agreement has been negotiated by the parties hereto and their respective legal counsel, and the language hereof shall not be construed for or against any such party.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


 NHANCEMENT:                             TRIMARK:

 NHANCEMENT TECHNOLOGIES INC.            TRIMARK INCORPORATED


 By:    /s/ Douglas S. Zorn              By:    /s/ Richard Glover
     -----------------------------           -----------------------------------
     Douglas S. Zorn,                        Richard Glover,
     President and Chief Executive           President and Chief Executive
     Officer                                 Officer

                                         By:     /s/ Greg Darling
                                             -----------------------------------
                                             Greg Darling
 SHAREHOLDERS:                               Executive Vice President and Chief
                                             Operating Officer

 /s/ Greg Darling
-----------------------------
 Greg Darling

 /s/ Richard Glover
-----------------------------
 Richard Glover